Exhibit 99.1

FOR IMMEDIATE RELEASE

Cidara Therapeutics Reports Unfavorable Results of

Phase 2 RADIANT Trial of CD101 Topical in VVC

Further Development of CD101 Topical for VVC to be discontinued

CD101 IV development program in candidemia and invasive candidiasis

(including Phase 2 STRIVE trial) continuing and remains on track

Company to Host Conference Call Today at 5:30 a.m. PT

SAN DIEGO, February 21, 2017 – Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported that the randomized, controlled Phase 2 RADIANT clinical trial in acute vulvovaginal candidiasis (VVC) did not show sufficient efficacy to justify further development of the tested topical formulations. RADIANT was designed to evaluate gel and ointment topical formulations of the novel echinocandin antifungal CD101 in women with moderate-to-severe acute VVC.

The study found that the gel and ointment topical formulations of CD101 evaluated in RADIANT were similar in efficacy to each other but lower in clinical and mycological cure rates compared to oral fluconazole.

“We are obviously disappointed with these results, which did not demonstrate the highly potent antifungal properties of CD101 against Candida we saw in preclinical animal models of VVC. While we believe that an improved topical formulation of CD101 could improve outcomes, at this time we have no plans for futher development of CD101 topical in VVC,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “We would like to thank the investigators and the patients who participated in this trial. This does not impact our development of CD101 IV for the treatment of candidemia and invasive candidiasis, for which animal models are well established and highly predictive of clinical outcomes.”

The discontinuation of the CD101 topical development program for VVC will enable Cidara to shift resources to other promising product candidates currently in its portfolio, including CD101 IV, currently being studied in Phase 2 for candidemia, and the expansion and acceleration of the Cloudbreak immunotherapy platform, including CD201 for the treatment of infections caused by multi-drug resistant Gram-negative bacteria.

RADIANT was a multicenter, randomized, open-label, active-controlled, dose-ranging trial that enrolled 125 patients into three treatment cohorts. In the first cohort, 50 patients were treated with CD101 Gel; a second cohort of 50 patients was treated with CD101 Ointment. The third cohort comprised 25 patients treated with oral fluconazole. The trial included women with and without a history of recurrent VVC (RVVC). A table of topline results is included below.

Topline Key Clinical and Microbiological Cure Rates in the mITT* Population

	CD101 Topical Gel (n=40)	CD101 Topical Ointment (n=40)	Fluconazole (n=19)
Clinical Cure Day 7 (Cure defined as VSS**=0)	37.5%	40.0%	47.4%
Clinical Cure Day 7 (Cure defined as VSS**≤ 2)	57.5%	62.5%	78.9%
Mycologic Cure Day 28	45.0%	40.0%	57.9%

*	mITT population: Subjects who received at least one dose of study drug with a positive vaginal culture for Candida species and no coinfection with other vaginal or cervical infections at screening.
**	Vaginal Scoring System (VSS): a scale used to determine VVC severity based on a scale of 0 (absent) to 3 (severe) for each of 6 signs and symptoms for a maximum score of 18.

CD101 Gel and Ointment were well-tolerated. The number of patients with at least one treatment emergent adverse event (TEAE) considered related to study drug by the investigator were two, four and zero in the CD101 Gel, CD101 Ointment and fluconazole arms, respectively. There were no serious adverse events reported in any treatment arm.

About CD101 IV

CD101 IV has enhanced potency and is the only once-weekly therapy intended for the treatment and prevention of life-threatening invasive fungal infections. Cidara’s international Phase 2 clinical trial of CD101 IV in candidemia, the STRIVE trial, remains on track. The STRIVE trial is a double-blind trial comparing the safety and efficacy of once weekly CD101 IV to standard-of-care therapy, caspofungin, with an optional step-down to oral fluconazole. As primary endpoints, the trial will measure mycological eradication and resolution of systemic signs attributable to candidemia at day 14. Results from this trial are expected during the fourth quarter of 2017.

Conference Call and Webcast

Management will host a conference call and webcast at 5:30 am Pacific Time today. To participate in the conference call by telephone, please dial 844-358-8763 and refer to conference ID 75165690. The webcast will be made available on Cidara’s website at www.cidara.com under the Investors tab in the Events section. Following the live audio webcast, a replay will be available on Cidara’s website for approximately 30 days.

About Cidara Therapeutics

Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, CD101 IV, through Phase 2 and developing CD201, its bispecific antimicrobial immunotherapy, for the treatment of multi-drug resistant Gram-negative bacterial infections. CD101 IV has enhanced potency and is the only once-weekly therapy intended for the treatment and prevention of life-threatening invasive fungal infections. CD201 is the first drug candidate selected from Cidara’s novel Cloudbreak™ platform, the first immunotherapy discovery platform designed specifically to create compounds that direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements related to the progress and timing of Cidara’s drug discovery and development programs, including the application of additional resources to the CD101 IV and Cloudbreak programs; the potential for CD101 IV to be a safe and effective treatment option for serious invasive fungal infections; and the potential for CD201 to be a safe and effective treatment option for the treatment of infections caused multi-drug resistant Gram negative bacteria. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

INVESTOR CONTACT:

Robert H. Uhl

Westwicke Partners, LLC

Managing Director

(858) 356-5932

robert.uhl@westwicke.com

MEDIA CONTACT:

Christy Curran

Sam Brown Inc.

(615) 414-8668

ChristyCurran@sambrown.com

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